UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                                (Amendment No. 2)


                    Under the Securities Exchange Act of 1934


                          Goody's Family Clothing, Inc.
                          -----------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)


                                    382588101
                                    ---------
                                 (CUSIP Number)


                                Glenn J. Krevlin
                               598 Madison Avenue
                                   12th Floor
                            New York, New York 10022
                            ------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                October 24, 2005
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of section 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check the following box: |_|

                                  SCHEDULE 13D

CUSIP No. 382588101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Glenhill Capital LP                                      13-4149785
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     700,200
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        700,200
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    700,200
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.11%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 382588101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            GJK Capital Management, LLC                              13-4146739
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     700,200
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        700,200
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    700,200
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.11%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 382588101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Krevlin Advisors, LLC                                    13-4153005
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     700,200
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        700,200
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                700,200
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.11%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 382588101

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Glenhill Capital Overseas Master Fund, L.P.               98-0426132
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     299,800
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        299,800
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    299,800
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    .91%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 382588101

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Glenhill Capital Overseas GP, Ltd.                       98-0426124
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     299,800
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        299,800
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    299,800
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    .91%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 382588101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Glenn J. Krevlin
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,000,000
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,000,000
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,000,000
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.02%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN, HC
______________________________________________________________________________

                                  Introduction.

      This amends and supplements the Schedule 13D dated October 6, 2005, as amended by Amendment No. 1 thereto dated October 14, 2005 (the "Schedule"), filed with the Securities and Exchange Commission by Glenhill Capital LP ("Glenhill Capital"), GJK Capital Management, LLC ("GJK Capital"), Krevlin Advisors, LLC ("Krevlin Advisors"), Glenhill Capital Overseas Master Fund, L.P. ("Glenhill Master"), Glenhill Capital Overseas GP, Ltd. ("Glenhill Capital Overseas") and Glenn Krevlin with respect to the common stock, no par value (the "Common Stock"), of Goody's Family Clothing, Inc., a Tennessee corporation ("Goody's").

            Item 5 of the Schedule, "Interest in Securities of the Issuer," is amended and supplemented by adding the following:

      (a) As of the date hereof, Glenhill Capital beneficially owns an aggregate of 700,200 shares of Common Stock, representing approximately 2.11% of the shares of Common Stock presently outstanding based upon the 33,107,881 shares of Common Stock reported by the Company to be issued and outstanding as of August 12, 2005 in its Form 10-Q filed with the SEC on August 24, 2005 (the "Issued and Outstanding Shares").

      As of the date hereof, GJK Capital beneficially owns an aggregate of 700,200 shares of Common Stock, representing approximately 2.11% of the shares of Common Stock presently outstanding based upon the Issued and Outstanding Shares.

      As of the date hereof, Krevlin Advisors beneficially owns an aggregate of 700,200 shares of Common Stock, representing approximately 2.11% of the shares of Common Stock presently outstanding based upon the Issued and Outstanding Shares.

      As of the date hereof, Glenhill Master beneficially owns an aggregate of 299,800 shares of Common Stock, representing approximately .91% of the shares of Common Stock presently outstanding based upon the Issued and Outstanding Shares.

      As of the date hereof, Glenhill Capital Overseas beneficially owns an aggregate of 299,800 shares of Common Stock, representing approximately .91% of the shares of Common Stock presently outstanding based upon the Issued and Outstanding Shares.

      As of the date hereof, Glenn J. Krevlin beneficially owns an aggregate of 1,000,000 shares of Common Stock, representing approximately 3.02% of the shares of Common Stock presently outstanding based upon the Issued and Outstanding Shares.

      (c) On October 24, 2005, (i) Glenhill Capital sold 9,081 shares of Common Stock at a price of $9.0625 per share and 928,003 shares of Common Stock at a price of $8.9726 per share and (ii) Glenhill Master sold 3,889 shares of Common Stock at a price of $9.0625 per share and 397,334 shares of Common Stock at a price of $8.9726 per share, in each case excluding commissions and other execution related costs.

                                   SIGNATURES
                                   ----------

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: October 25, 2005

                                       GLENHILL CAPITAL LP

                                       By: GJK Capital Management, LLC, its
                                           general partner

                                           By:  Krevlin Advisors, LLC, its
                                                Managing Member

                                                By: /s/ Glenn J. Krevlin
                                                   ----------------------------
                                                   Name:  Glenn J. Krevlin
                                                   Title: Managing Member


                                       GJK CAPITAL MANAGEMENT, LLC

                                       By: /s/ Glenn J. Krevlin
                                          -----------------------------
                                       Name:  Glenn J. Krevlin
                                       Title: Managing Member


                                       KREVLIN ADVISORS, LLC


                                       By: /s/ Glenn J. Krevlin
                                          -----------------------------
                                       Name:  Glenn J. Krevlin
                                       Title: Managing Member


                                       GLENHILL CAPITAL OVERSEAS MASTER FUND,
                                       L.P.

                                       By: Glenhill Capital Overseas GP, Ltd.,
                                           its general partner

                                       By: /s/ Glenn J. Krevlin
                                          ------------------------------------
                                       Name:  Glenn J. Krevlin
                                       Title: Director

                                       GLENHILL CAPITAL OVERSEAS GP, LTD.

                                       By: /s/ Glenn J. Krevlin
                                          ------------------------------------
                                       Name:  Glenn J. Krevlin
                                       Title: Director


                                        /s/ Glenn J. Krevlin
                                       --------------------------------------
                                       Glenn J. Krevlin